EXHIBIT 11.1
QUANTUM CORPORATION

COMPUTATION OF NET INCOME PER SHARE
(In thousands except share and per share data)


                                   Three Months Ended         Nine Months Ended
                                  Jan. 1,     Jan. 2,       Jan. 1,     Jan. 2,
                                     1995        1994          1995        1994

PRIMARY
  Weighted average number      45,448,185  42,754,076    45,167,337  43,150,701
    of common shares during the
    period
  Incremental common shares             0   1,602,566     2,012,561           0
    attributable to exercise
    of outstanding options
                               ----------  ----------    ----------  ----------
  Total shares                 45,448,185  44,356,642    47,179,898  43,150,701
                               ==========  ==========    ==========  ==========

  Net income (loss)              $(48,310)     $6,139       $58,534
$(35,828)
                               ==========  ==========    ==========  ==========

  Net income (loss) per share    $  (1.06)     $  .14       $  1.24    $
(0.83)
                               ==========  ==========    ==========  ==========

FULLY DILUTED
  Weighted average number of   45,448,185  42,754,076    45,167,337  43,150,701
    common shares during the
    period
  Incremental common shares    13,617,733  13,823,488    13,721,429  13,190,505
    attributable to exercise
    of outstanding options and
    conversion of 6 3/8%
    convertible subordinated
    debentures
                               ----------  ----------    ----------  ----------
  Total shares                 59,065,918  56,577,564    58,888,766  56,341,206
                               ==========  ==========    ==========  ==========

  Net income (loss):
    Net income (loss)            $(48,310)   $  6,139      $ 58,534
$(35,828)
    Add 6 3/8% convertible
      subordinated debentures
      interest, net of income
      tax effect                    2,026       2,229         6,146       6,785
                                 --------    --------      --------    --------
  Net income, as adjusted        $(46,284)    $ 8,368      $ 64,680
$(29,043)
                                 ========    ========      ========    ========
  Net income per share           $  (0.78)*      0.15*     $   1.10    $
(0.52)*
                                 ========    ========      ========    ========

* The primary net income (loss) per share is shown in the statements of operations as both primary and fully diluted, as the effect of the assumed conversion of the subordinated debentures is anti-dilutive.